Medifast, Inc. Announces Third Quarter 2017 Financial Results

Third Quarter 2017 Revenue of $77.2 Million and EPS of $0.55 Exceed Company Guidance

Active Earning OPTAVIA Coaches Reaches Record of 14,200

BALTIMORE, Nov. 7, 2017 /PRNewswire/ -- Medifast, Inc. (NYSE: MED), a leading manufacturer and distributor of clinically proven healthy living products and programs, today reported financial results for the third quarter ended September 30, 2017.

"Our third quarter results reflect some early successes of our strategic growth initiatives and we are pleased to report revenue and earnings above our expectations," said Daniel R. Chard, Medifast's Chief Executive Officer. "We have created a powerful, transformational message that has helped us achieve our highest number of quarterly active OPTAVIA Coaches in our history along with the highest quarterly revenue for our OPTAVIA business unit in our Company's history. We believe we are well positioned for future growth and value creation for our shareholders as a result of our positive business momentum combined with our scalable infrastructure and strong balance sheet."

Third Quarter 2017 Results

Net income for the third quarter of 2017 was $6.7 million, or $0.55 per diluted share, based on approximately 12.1 million shares outstanding. Third quarter 2016 net income was $6.1 million, or $0.51 per diluted share based on approximately 11.9 million shares outstanding.

For the third quarter of 2017, Medifast revenue increased 12.6% to $77.2 million from revenue of $68.6 million for the third quarter last year.

OPTAVIA® revenue increased 17.5% to $66.4 million in the third quarter of 2017, compared to $56.5 million for the third quarter last year. This is the eighth consecutive quarter of growth. The total number of active earning OPTAVIA Coaches™ for the third quarter of 2017 increased to 14,200, compared to 12,800 for the third quarter of 2016. The average revenue per active earning OPTAVIA Coach for the third quarter of 2017 increased 6.2% to $4,693 compared to $4,421 for the third quarter last year.

Medifast Direct revenue decreased 3.7% to $7.8 million in the third quarter of 2017, compared to $8.1 million for the third quarter of 2016. Third quarter advertising spend decreased $0.1 million from $1.7 million for the third quarter last year.

Revenue in the Franchise Medifast Weight Control Centers decreased to $2.8 million from $3.7 million for the third quarter of last year. The decrease in revenue was primarily driven by fewer franchise centers in operation during the period combined with a decline in activity within the centers and a decrease in resellers. The Company ended the quarter with 35 franchise centers and 2 reseller locations in operation compared to 55 franchise centers and 1 reseller location at the end of the same period last year.

Third quarter 2017 Wholesale revenue decreased to $0.2 million compared to the prior year period at $0.3 million. The Company announced the integration of this business unit into the OPTAVIA business unit by the end of 2017.

Gross profit for the third quarter of 2017 increased to $58.2 million compared to $52.2 million for the third quarter of 2016. The Company's gross profit as a percentage of revenue decreased 70 basis points to 75.4% from 76.1% for the third quarter last year. The decrease as a percentage of revenue was primarily driven by an increase in manufacturing costs as the Company is no longer building the initial inventory for the OPTAVIA launch.

Selling, general and administrative expenses ("SG&A") increased $4.8 million to $48.0 million compared to $43.2 million for the third quarter of 2016, primarily as a result of higher OPTAVIA commission expense. SG&A as a percentage of revenue decreased to 62.1% compared to 63.0% in the third quarter last year.

The third quarter 2017 effective tax rate was 35.5%, compared to 32.7% for the third quarter of 2016, primarily as a result of an increase in state income taxes.

Balance Sheet

The Company's balance sheet remains strong with stockholders' equity of $108.2 million and working capital of $89.1 million as of September 30, 2017. Cash, cash equivalents, and investment securities increased $18.9 million to $95.7 million as of September 30, 2017 compared to $76.8 million at December 31, 2016. The Company remains free of interest bearing debt.

The Company declared a quarterly cash dividend of $4.1 million, or $0.32 per share, during the third quarter of 2017. The Company did not repurchase any shares during the quarter third of 2017, and has approximately 850,000 shares remaining on its repurchase authorization as of September 30, 2017.

Outlook

The Company expects fourth quarter revenue to be in the range of $71.4 million to $74.4 million and earnings per diluted share to be in the range of $0.46 to $0.49 per diluted share. For the full year 2017 the Company tightened its revenue guidance range and raised its earnings per diluted share guidance. The Company now expects revenue of $295.0 million to $298.0 million compared to prior revenue expectations of $295.0 million to $300.0 million. The Company now expects earnings per diluted share of $2.15 to $2.18 compared to prior earnings per diluted share expectations of $2.05 to $2.15. The full year 2017 earnings guidance continues to assume a 33% to 34% effective tax rate.

Conference Call Information

The conference call is scheduled for today, Tuesday, November 7, 2017 at 4:30 p.m. ET. The call will be broadcast live over the Internet hosted at the Investor Relations section of Medifast's website at www.MedifastNow.com, and will be archived online through November 21, 2017. In addition, listeners may dial (855) 560-2579.

A telephonic playback will be available from 6:30 p.m. ET, November 7, 2017, through November 14, 2017. Participants can dial (877) 344-7529 to hear the playback and enter passcode 10113245.

About Medifast®:

Medifast (NYSE: MED) is a leading manufacturer and distributor of clinically proven healthy living products and programs. It was founded in 1980 and is the brand recommended by more than 20,000 Doctors. In 2016, the company announced OPTAVIA®, an exclusive brand and product line sold through its community of independent Coaches™ who offer support and guidance to their Clients. In partnership with OPTAVIA Coaches™, franchise partners, and its Scientific Advisory Board, Medifast offers comprehensive wellness products and programs that focus on creating sustainable change by helping people learn to incorporate healthy habits into their lives. Medifast is traded on the New York Stock Exchange and was named to Forbes' 100 Most Trustworthy Companies in America List in 2016 and 2017. For more information, visit www.MedifastNow.com or www.OPTAVIA.com.

MED-F

Forward Looking Statements

Please Note: This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as "intend" or other similar words or the negative of such terminology. Similarly, descriptions of Medifast's objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Medifast believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Medifast's inability to attract and retain independent OPTAVIA Coaches and Members, stability in the pricing of print, TV and Direct Mail marketing initiatives affecting the cost to acquire customers, increases in competition, litigation, regulatory changes, and its planned growth into new domestic and international markets and new channels of distribution. Although Medifast believes that the expectations, statements, and assumptions reflected in these forward- looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except par value)

	September 30,	December 31,
	2017	2016

ASSETS
Current Assets
Cash and cash equivalents	$70,553	$52,436
Accounts receivable-net of allowance for sales returns and doubtful accounts
of $528 and $449 at September 30, 2017 and December 31, 2016, respectively	708	1,387
Inventory	16,024	18,311
Investment securities	25,181	24,412
Income taxes, prepaid	442	1,249
Prepaid expenses and other current assets	2,404	3,502
Total current assets	115,312	101,297

Property, plant and equipment - net	18,776	19,753
Other assets	299	162
Deferred tax assets	76	-
Long-term assets of discontinued operations	-	4

TOTAL ASSETS	$134,463	$121,216

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$26,253	$24,300
Current liabilities of discontinued operations	-	121
Total current liabilities	26,253	24,421

Deferred tax liabilities	-	779
Total liabilities	26,253	25,200

Stockholders' Equity
Common stock, par value $.001 per share: 20,000 shares authorized;
12,124 and 12,027 issued and 11,930 and 11,871 outstanding
at September 30, 2017 and December 31, 2016, respectively	12	12
Additional paid-in capital	5,825	2,672
Accumulated other comprehensive income (loss)	47	(165)
Retained earnings	102,326	93,497
Total stockholders' equity	108,210	96,016

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$134,463	$121,216

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share amounts & dividend data)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016

Revenue	$77,205	$68,578	$223,556	$212,067
Cost of sales	19,022	16,415	54,870	53,485
Gross profit	58,183	52,163	168,686	158,582

Selling, general, and administrative	47,956	43,210	138,540	138,337

Income from operations	10,227	8,953	30,146	20,245

Other income (expense)
Interest income, net	148	60	352	240
Other income (expense)	(4)	(2)	32	(23)
	144	58	384	217

Income from operations before income taxes	10,371	9,011	30,530	20,462

Provision for income taxes	3,685	2,946	10,115	6,740

Net income	$6,686	$6,065	$20,415	$13,722

Earnings per share - basic	$0.56	$0.51	$1.71	$1.16

Earnings per share - diluted	$0.55	$0.51	$1.69	$1.15

Weighted average shares outstanding -
Basic	11,930	11,848	11,920	11,839
Diluted	12,095	11,948	12,063	11,925

Cash dividends declared per share	$0.32	$0.25	$0.96	$0.75

CONTACT: Investor - ICR, Inc., Katie Turner, (646) 277-1228